Exhibit 99.1


          BOEING SHAREHOLDERS APPROVE ISSUANCE OF NEW SHARES


          SEATTLE, July 25, 1997--The Boeing Company announced today that its shareholders have approved issuance of up to 278,796,294 new shares of Boeing common stock to accomplish the merger of Boeing and McDonnell Douglas Corporation.

          The transaction is expected to close on August 1, 1997.